CHAMPION ENTERPRISES ACQUIRES COMPANIES IN KEY SOUTHEAST MARKETS

Acquisitions should add 14 cents to 1996 earnings per share

Auburn Hills, Mich., April 4, 1996 -- Champion Enterprises, Inc. (NYSE:CHB) today announced its purchase of the assets and assumption of certain liabilities of Grand Manor, Inc., a southern Georgia-based manufactured housing company. In addition, a definitive agreement to purchase the stock of Homes of Legend, Inc. and assets of Legend Realty, Inc. (a related party), based in Alabama, was signed. Consummation of the Homes of Legend transactions is subject to certain conditions, including the completion of due diligence and government clearance in accordance with the Hart-Scott-Rodino Act. The Homes of Legend transactions are expected to close within 60 days.

     The acquisitions will strengthen Champion's presence in key Southeastern states, such as Alabama, Georgia and Florida. These three states were among the top ten fastest growing states in manufactured housing for 1995, according to the Manufactured Housing Institute, an industry trade association.

     The cost of these transactions is approximately $33 million. The cash portion of the transaction value to be paid in 1996 is approximately $18.5 million. The balance, which is mostly contingent on reaching certain profit targets, will be paid over the next three years. These transactions will be financed through available cash and Champion's revolving credit facility. On a pro-forma basis, the acquired companies would have added sales of $91 million, earnings before interest and taxes of $6.2 million and an additional 4,500 units to Champion's 1995 results.

     Walter R. Young, Jr., chairman, president and chief executive officer of Champion Enterprises, said, "These acquisitions expand our market coverage in some of the highest growth markets in the country. We believe Grand Manor and Homes of Legend will further enhance Champion's earnings growth opportunities with the addition of new lines of high quality homes in these important markets."

     Homes of Legend is a privately-held company with three plants located in Boaz, Alabama. The company serves the Southeastern market including Alabama, Louisiana, Mississippi, Arkansas, Tennessee, Missouri, Georgia, Florida and Kentucky.

     Wayne Sims, Homes of Legend founder and president, said, "Champion's management style and financial track record fit particularly well with our company. We're delighted to be associated with such a fine organization."

     The company was founded in May 1992 and builds a low- to mid-end product line consisting of 80 percent single-section and 20 percent multi-section homes. It has 125 independent dealer locations in nine southeastern states.

     Grand Manor is a privately-held company based in Thomasville, Ga., approximately 30 miles northeast of Tallahassee, Florida. Grand Manor expects to open a second facility in the Thomasville area by late 1996.

     "We are very impressed with Champion Enterprises, and are excited about joining its team," said Marcy Sullivan, president of Grand Manor, Inc. "We now have the resources needed for our new plant to expand in the high-demand, single-section home market. Grand Manor's products will complement Champion's impressive line of customized homes, and together we will expand our presence in Georgia and Florida."

     Grand Manor, founded in 1992, builds mid-end, multi-sectional manufactured homes. All of the production from its 77,000 square-ft. manufactured housing plant is multi-section homes. Its approximately 75 independent dealers operate in Georgia, Florida, Alabama, Mississippi and South Carolina.

     "Homes of Legend and Grand Manor already have strong market acceptance and are quite profitable," Young said. "We will encourage their management to continue to implement the strategies that have contributed to their outstanding growth. Assuming timely completion of the acquisition, a continuing strong economy and growing industry, the two organizations should contribute approximately 14 cents to Champion's 1996 earnings per share."

     Champion Enterprises, Inc., headquartered in Auburn Hills, Mich., is one of the fastest growing companies in the manufactured housing industry. Its 1995 net sales were $798 million, with pre-tax income from continuing operations of $53 million and earnings per share of $2.02. Manufactured housing accounts for about 93 percent of company revenues, and its principal subsidiaries include Champion Home Builders Co.; Moduline International, Inc.; Dutch Housing, Inc.; Chandeleur Homes, Inc. and Crest Ridge Homes, Inc. Its commercial vehicle business, Champion Motor Coach, Inc., is the nation's second-largest producer of mid-size buses.